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                                                                   Exhibit 21.1


                                  SUBSIDIARIES

1) The North Face (Europe) Limited, a company incorporated under the laws of Scotland.

2) The North Face (Canada), Inc., a company incorporated under the laws of Canada. The North Face (Canada), Inc. also does business under the names The North Face and La Face Nord (Canada), Inc.